Exhibit 10.15

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (the "Amendment") dated this 3rd of March. 2017 amends that certain Lease dated July 24, 2007 and amended on November 4, 2008, March 2, 2012, June 15, 2012, November 26. 2012 and August 19, 2014 by and between BIOLIFE SOLUTIONS, INC. ("Tenant'") and MONTE VILLA FARMS LLC ("'Landlord") (the "Lease"') in the project known as "Monte Villa Farms" located in Bothell, Washington.

RECITALS

WHEREAS, Tenant and Landlord are desirous of reflecting the Lease Commencement Memorandum in an amendment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, Landlord and Tenant agree to amend the Lease as follows:

I. Exhibit B.5 shall be replaced by Exhibit B. 6.

Other than set forth above, all terms and conditions of the lease remain in full force and effect. The parties hereby reaffirm and confirm such terms and conditions. This agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile copies will be considered originals.

TENANT	LANDLORD

BIOLIFE SOLUTIONS, INC.	MONTE VILLA FARMS LLC,
a Delaware corporation	a Washington limited liability company

By: /s/ Roderick de Greef	By Bothell Land Co., a Washington corporation

Name: Roderick de Greef	By: /s/ Robert E. Hibbs
Its: CFO
Name: Robert E. Hibbs
Its: President

EXHIBITB. 6

BASIC ANNUAL RENT

25,864 RSF

Applicable Portion of Lease Term				Monthly Base Rent Installment (Annual + 12)
Beginning	Ending	Rate Per Rentable Sq. Ft. / Annum/NNN	Annual Base Rent
1-Aug-14	31-Jan-15	$24.59	$635,995.76	$52,999.65
1-Feb-15	31-Jul-15	$22.28	$576,249.92	$48,020.83
1-Aug-15	31-Jul-16	$22.72	$587,630.08	$48,969.17
1-Aug-16	31-Jul-17	$23.18	$599,527.52	$49,960.63
1-Aug-17	31-Jul-18	$23.64	$611,424.96	$50,952.08
1-Aug-18	31-Jul-19	$24.11	$623,581.04	$51,965.09
1-Aug-19	31-Jul-20	$24.60	$636,254.40	$53,021.20
1-Aug-20	31-Jul-21	$25.09	$648,927.76	$54,077.31

4,493 RSF

Applicable Portion of Lease Term				Monthly Base Rent Installment (Annual + 12)
Beginning	Ending	Rate Per Rentable Sq. Ft. / Annum/NNN	Annual Base Rent
26-Dec-14	31-Dec-14	$18.00	$80,874.00	$6,739.50
1-Jan-15	31-Dec-15	$18.00	$80,874.00	$6,739.50
1-Jan-16	31-Dec-16	$18.45	$82,895.85	$6,907.99
1-Jan-17	31-Dec-17	$18.91	$84,968.25	$7,080.69
1-Jan-18	31-Dec-18	$19.38	$87,092.45	$7,257.70
1-Jan-19	31-Dec-19	$19.87	$89,269.76	$7,439.15
1-Jan-20	31-Dec-20	$20.37	$91,501.51	$7,625.13
1-Jan-21	31-Jul-21	$20.87	$93,789.05	$7,815.75

* In months 1, 6, 58 and 60 no base rent will be due

Landlord has the right to create up to 50,000 sq ft of additional space on the Property (the "Additional Space"). The creation of the Additional Space will reduce the Operating Expenses for the Premises (the '·Additional Space Expense Reduction"). Tenant agrees that should Landlord create the Additional Space then the Rent shall be increased (effective as of the date of the inclusion of the Additional Space) by the amount of any Additional Space Expense Reduction. Such a reduction shall be computed (within six months of the inclusion of Additional Space) by subtracting (i) the Tenant's Proportionate Share of the Operating Expenses and Taxes computed after the inclusion of the Additional Space in the square footage calculations from (ii) Tenant's Proportionate Share of the Operating Expenses and Taxes computed before the inclusion of the Additional Space in the square footage calculations. Landlord shall provide Tenant with such computations for Tenant's review.